UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 20, 2009

Independent Bank Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	1-9047	04-2870273
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

288 Union Street, Rockland, Massachusetts		02370
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-878-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 20, 2009 Independent Bank Corp. disclosed its intention to repay on April 22, 2009 the entire approximately $78 million preferred stock investment it received under the United States Treasury's Capital Purchase Program, with applicable interest. Independent Bank Corp., as planned, repaid the entire preferred stock investment, with applicable interest, earlier today. As a consequence, all 78,158 shares of Independent Bank Corp.’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, liquidation value of $1,000 per share, are no longer issued and outstanding.

Item 7.01 Regulation FD Disclosure.

On April 20, 2009, after Independent Bank Corp. had issued the Press Release which announced its intention to repay on April 22, 2009 the entire approximately $78 million preferred stock investment it received under the United States Treasury's Capital Purchase Program, Denis K. Sheahan, the Chief Financial Officer of Independent Bank Corp., spoke to several investment analysts who follow Independent Bank Corp.’s common stock regarding that decision. In his discussions with those analysts Mr. Sheahan stated, in substance, that: Independent Bank Corp. has no immediate plans to raise common equity or other capital; and, that Independent Bank Corp. is evaluating whether to file a so-called "universal" shelf registration statement with the Securities Exchange Commission sometime in the near future to provide Independent Bank Corp. with additional flexibility if it subsequently decides to raise additional capital.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independent Bank Corp.

April 22, 2009	By:	/s/Edward H. Seksay

Name: Edward H. Seksay
Title: General Legal Counsel